UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2005
SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES

Item 8.01 Other Events.
     As previously reported by Save the World Air, Inc. (the “Company”) in a Current Report on Form 8-K dated November 18, 2005, on November 16, 2005, the United States Federal District Court, Southern District of New York (the “Court”), granted the U.S. Securities and Exchange Commission’s motion for summary judgment in litigation pending against Jeffrey A. Muller and certain of his affiliates. In granting the motion, the Court barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, ordered Mr. Muller to disgorge any shares of the Company’s stock that he still owns and directed the Company to cancel any issued and outstanding shares of its stock still owned by Mr. Muller and/or his affiliates. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000.
     Acting in accordance with the Court’s order, the Company has completed the process of canceling (i) 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates and (ii) options to acquire an additional 10,000,000 shares of its common stock held by Mr. Muller personally. The 8,047,403 canceled shares represent approximately 20.45% of the number of shares of the Company’s common stock previously issued and outstanding, and the canceled options represent approximately 60.57% of all options, and 27.89% of all options and warrants combined, previously outstanding.
Item 9.01 Financial Statements and Exhibits
     None

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVE THE WORLD AIR, INC.
Date: December 7, 2005	By:	/s/ EUGENE E. EICHLER
Eugene E. Eichler
Chief Executive Officer

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